Ex-99.e.4

DELAWARE FUNDS® BY MACQUARIE BANK/TRUST AGREEMENT

We are the national distributor for all of the shares of all of the Classes (now existing or hereafter added) of all of the Funds in Delaware Funds® by Macquarie which retain us, Delaware Distributors, L.P., to act as exclusive national distributor. The term “Fund” as used in this Agreement refers to each Fund in Delaware Funds® by Macquarie that retains us to promote and sell its shares, and any Fund that may hereafter be added to Delaware Funds® by Macquarie to retain us as national distributor. The term “Class” as used in this Agreement refers to a class of shares of a Fund as described in the Fund’s prospectus. You, a Bank/Trust (“you”) have indicated that you wish to act as agent for your customer(s) wishing to purchase, sell and redeem Fund shares (“Customer(s)”) and/or desire to provide certain services to your Customers relating to their ownership of Fund shares, all in accordance with the terms of this Agreement.

AGENT FOR CUSTOMERS: In placing orders for the purchase and sale of Fund shares, you will be acting solely as agent for your Customers and will not have any authority to act as agent for us, any of the Funds or any of our affiliates or representatives. Each transaction in Fund shares will be initiated solely upon the order of a Customer, or by you pursuant to a written agreement with a Customer giving you investment discretion to act on such Customer’s behalf, and shall be for the account of a Customer. You also agree that you will not refrain from placing orders with us that you have received from your Customers for your own gain. Neither you nor any of your employees or agents are authorized to make any representations concerning the Funds or Fund shares except those contained in the then current “Prospectus” and in written information issued by the Fund or by us as a supplement to the Prospectus. In purchasing Fund shares your Customers may rely only on such authorized information.

OFFERING PRICE TO PUBLIC: Orders for shares received from you and accepted by a Fund or its agent, will be at the public offering price applicable to each order as set forth in the Fund’s Prospectus. The manner of computing the net asset value of shares, the public offering price and the effective time of orders received from you are described in the Prospectus for each Fund. We reserve the right at any time, without notice, to suspend the sale of Fund shares.

PURCHASE PLANS: The purchase price on all orders placed by you and any concessions or other fees otherwise due to you under this Agreement will be subject to the then current terms and provisions of any applicable special plans and accounts (e.g., volume purchases, letters of intent, rights of accumulation, combined purchases privilege, exchange and reinvestment privileges and retirement plan accounts) as set forth from time to time in the Prospectus. We must be notified when an order is placed if it qualifies for a reduced sales charge under any of these plans. We reserve the right, at any time, without prior notice, to modify, suspend or eliminate any such plans or accounts by amendment, supplement or revision to the Prospectus for the Fund.

SALES, ORDERS, AND CONFIRMATIONS: All orders must be made subject to confirmation and orders are subject to acceptance or rejection by the Fund in its sole discretion. Your orders must be wired, telephoned or written to the Fund or its agent or placed via National Securities Clearing Corporation (“NSCC”) Fund/Serv system. You agree to place orders on behalf of your Customers for the number of shares in bona fide orders from your Customers, and at the price at which such shares are sold. We will not accept any conditional orders. You agree that you will not purchase Fund shares except for investment or for the purpose of covering purchaser orders already received and that you will not, as principal, sell any Fund shares unless purchased by you from the Fund under the terms hereof. You also agree that you will not withhold placing with us orders received from your Customers so as to profit yourself from such withholding. Each of your orders shall be confirmed by you in writing on the same day, and you shall be responsible for the accuracy, timeliness and completeness of any order transmitted by you. We shall not be responsible for any loss related to a failure of electronic transmission. You agree that any purchase or redemption orders that you send to the Fund to be priced at that day’s net asset value will have been received before the close of the New York Stock Exchange’s (“NYSE”) regular trading hours (ordinarily 4:00 P.M. Eastern Standard Time) on such day. You agree that you will maintain appropriate documentation as to the timing of order instructions and make the same available to us upon our reasonable request therefor. It is agreed and understood that, whether shares are registered in the purchaser’s name, in your name or in the name of your nominee, your Customer will have full beneficial ownership of the Fund shares.

AGENCY FEES: On each order accepted by us for a Fund with a sales charge, we understand that you will charge your customer an agency commission or agency transaction fee (“agency fee”) as set forth in the schedule of sales concessions and agency fees set forth in that Fund’s Prospectus, as it may be amended from time to time. This fee shall be subject to the provisions of all terms set forth in the Prospectus for volume purchases and special plans and accounts (e.g. retirement plans, letter of intent, etc.). You will not receive from us a dealer’s concession or similar allowance out of the sales charge. The agency fee will not exceed the maximum limits on sales charges specified in Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) regardless of whether you are a member of the FINRA or not. You will not accept or withhold any fee otherwise allowed under the terms of this Agreement, for any shares purchased under this Agreement, if prohibited by the Employee Retirement Income Security Act or trust or similar laws to which you are subject, in the case of purchases or redemptions of Fund shares involving retirement plans, trusts or similar accounts. You may elect to make payments for Fund shares in either of two ways: (a) you may send us the public offering price for the Fund shares purchased less the amount of the agency fee due you, or (b) you or your Customer may send us the entire public offering price for the Fund shares and we will, on a periodic basis, remit to you the agency fee due. You will specify in writing the method of payment you elect (See NOTICES AND COMMUNICATIONS Section below). If any shares sold to your Customer under the terms of this Agreement are repurchased by the Fund or by us, or are tendered to a Fund for redemption or repurchase, within seven (7) business days after the date of the confirmation of the original purchase order, you will promptly refund to us the full agency fee paid or allowed to you on such shares. You shall not be due an agency fee to the extent that you or your Customer is qualified to buy, and is buying, shares of a Fund that are not subject to a sales charge. It is understood that for the purposes hereof, no Fund share shall be considered to have been sold by you and no agency fee shall be payable to you with respect to any order for Fund shares which is rejected by us or the Fund. Any consideration that you may receive in connection with a rejected purchase order shall be returned to us promptly. We reserve the right to deduct any amount that should be returned to us pursuant to this Paragraph from any present or future agency fee due to you.

PAYMENT: The shares purchased by you hereunder shall be paid for in full at the public offering price (less any agency fee retained by you as set forth above) via the NSCC net settlement process or by wire transfer received by us within three business days after our acceptance of your order. If not so paid, we reserve the right, without notice, to cancel the sale and to hold you responsible for any loss sustained by us or the Fund (including lost profit) as a result of your failure to make such payment. You shall not be entitled to the benefit, whether by offset or otherwise, resulting from any increase in asset value for Fund shares for which we have not received payment.

REDEMPTION: The Prospectus describes the provisions whereby the Fund, under all ordinary circumstances, will redeem shares held by shareholders on demand. You agree that you will not make any representations to shareholders relating to redemption of their shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund to which it refers, and that you will quote as the redemption price only the price determined by the Fund. You shall not repurchase any shares from your Customers at a price other than that next quoted by the Fund for redemption. You may, however, repurchase shares from your Customers at the price next quoted by the Fund and charge your Customers a reasonable fee for services in connection with the repurchase by you of such shares.

IF YOU WANT TO RECEIVE 12b-1 PLAN FEES, please check the box below:

☐

IF YOU DO NOT WANT TO RECEIVE 12b-1 PLAN FEES,

Please disregard the following paragraph.

12b-1 PLAN: With respect to any Fund that offers shares for which a Plan has been adopted pursuant to Rule 12b-1 (individually a “12b-1 Plan”) of the Investment Company Act of 1940 (the “1940 Act”), you will be entitled to receive 12b-1 Plan fees in consideration of your providing shareholder and administrative services to your Customers who own Fund shares as set forth under the 12b-1 Plan(s) applicable to the Class or Classes of Fund shares purchased by your Customers and, under certain circumstances, for assisting in the promotion of the Fund’s shares. Such shareholder and administrative services may include, but shall not be limited to: answering Customer inquiries regarding the Fund; assisting in changing dividend options, account designations and addresses; establishing and maintaining shareholder accounts and records; processing purchase and redemption transactions; providing periodic statements and/or updates showing a Customer’s account balance and integrating such statements with those for transactions and balances in the Customer’s other accounts serviced by you; arranging for bank wires; or such other services as the Fund may require to the extent permitted by applicable statutes, rules or regulations. In addition, you will transmit promptly to Customers all communications sent to you for transmittal to Customers by or on behalf of us, and the Fund or such Fund’s investment advisor, custodian or transfer or dividend disbursing agent. You will also promptly answer all written complaints received by you relating to Fund accounts or promptly forward such complaints to us and assist us in answering such complaints. In consideration of such services we will pay you a fee, as established by us from time to time, based on a portion of the net asset value of the accounts of your Customers in the various Classes of the Fund. We are permitted to make this payment under the terms of the 12b-1 Plans adopted by certain of the Funds, as such Plans may be in effect from time to time. The 12b-1 Plans in effect on the date of this Agreement are described in the Funds’ Prospectuses. Each Fund reserves the right to terminate or suspend its 12b-1 Plan at any time as specified in the Plan and we reserve the right, at any time, without notice, to modify, suspend or terminate payments hereunder in connection with such 12b-1 Plan. You will furnish the Fund and us with such information as may be reasonably requested by the Fund or its directors or trustees or by us with respect to such fees paid to you pursuant to this Agreement.

SALE OF NO-LOAD – NON 12b-1 PLAN FUNDS: In connection with any orders placed by you on behalf of your Customers for shares of Funds that do not charge a sales load and/or do not have a 12b-1 Plan, we understand that you may charge your Customers a limited service or transaction fee, in accordance with current interpretations and rulings of the Staff of the Securities Exchange Commission. Such fees may not exceed the maximum limits on sales charges specified in Rule 2830 of the FINRA Conduct Rules.

GENERAL COMPLIANCE: To the extent that you are subject to the USA PATRIOT ACT, FINRA Rules and/or NYSE Rules, including, without limitation, rules requiring you to implement an Anti-money Laundering Program and a Customer Identification Program (“CIP”), you are, and will remain, in compliance with such Act or Rules. Specifically, you warrant that to the extent that you are required under such Act or rules to (a) provide notice of CIP to Customers, (b) obtain required identifying data elements for each new Customer, (c) reasonably verify the identity of each new Customer (using data elements), and (d) take appropriate action with respect to Customers in cases where identity cannot be verified, that you will take the actions described in (a) through (d) above, as appropriate.

LEGAL COMPLIANCE: This Agreement and any transaction with, or payment to, you pursuant to the terms hereof is conditioned on your representation to us that, as of the date of this Agreement you are, and at all times during its effectiveness you will be, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (or other financial institution) and not otherwise required to register as a broker or dealer under such Act. You agree to notify us promptly in writing if this representation ceases to be true. You also agree that, regardless of whether you are a member of the FINRA, you will comply with the rules of the FINRA, including, in particular, Sections 2310, IM 2310-2, and 2830 of the FINRA Conduct Rules, and that you will maintain adequate records with respect to your Customers and their transactions, and that such transactions will be without recourse against you by your Customers. We recognize that, in addition to applicable provisions of state and federal securities laws, you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federal and state chartered and supervised financial institutions and their affiliated organizations. As such, you may be restricted in the activities that you may undertake and for which you may be paid, and, therefore, we recognize that you will not perform activities that are inconsistent with your statutory and regulatory obligations. Because you will be the only one having a direct relationship with the Customer, you will be responsible in that relationship for insuring compliance with all laws and regulations, including those of all applicable federal and state regulatory authorities and bodies having jurisdiction over you or your Customers to the extent applicable to securities purchases hereunder. You agree to cooperate with any efforts initiated by the Funds and/or their agents to identify and prevent abusive trading practices as described in the Funds’ Prospectuses, including, but not limited to, activities such as “market-timing”, short-term trading, excessive trading, and late trading (“Abusive Trading Practices”). You shall cooperate with any requests made by the Funds and/or their agents towards this end, including providing the Funds and/or their agents with information about the trading history of any particular shareholder that you maintain on your recordkeeping systems. You further agree to make any changes necessary to comply with any laws or regulations regarding Abusive Trading Practices applicable to any party to this Agreement and/or the Funds that relate to the performance of services under this Agreement.

BLUE SKY MATTERS: We shall have no obligation or responsibility with respect to your right to sell Fund shares in any state or jurisdiction. From time to time we shall furnish you with information identifying the states under the securities laws in which it is believed a Fund’s shares may be sold. You will not transact orders for Fund shares in states or jurisdictions in which we indicate Fund shares may not be sold. You agree to offer and sell Fund shares outside the United States only in compliance with all applicable laws, rules and regulations of any foreign government having jurisdiction over such transactions in addition to any applicable laws, rules and regulations of the United States.

PRIVACY: Each party to this Agreement affirms that it has in place procedures that are reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any applicable exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

CONFIDENTIALITY: Each party agrees to maintain the confidentiality of the terms of this Agreement and documents and information relating to the business of the other that are not publicly available (collectively, the “Confidential Information”). Specifically, each party will not disclose the Confidential Information of the other to any outside party (except as required by law, judicial process, or regulation) and will not use the Confidential Information of the other for any purpose other than the performance of its obligations under this Agreement or as is otherwise legally permissible. In the event that disclosure by a party of the other party’s Confidential Information is required, the disclosing party will, to the extent legally permissible, promptly give the other party prior written notice of the disclosure.

LITERATURE: We will furnish you with copies of each Fund’s Prospectus, sales literature and other information made publicly available by the Fund, in reasonable quantities upon your request. We shall file Fund sales literature and promotional material with the FINRA and SEC as required. You agree to deliver a copy of the current Prospectus to your Customers in accordance with the provisions of the Securities Act of 1933. You may not publish or use any sales literature or promotional materials with respect to the Funds without our prior review and written approval.

CUSTOMERS: The names of your Customers will remain your sole property and will not be used by us except for servicing or informational mailings and other correspondence in the normal course of business.

STATEMENT GENERATION: Any account level detail provided by us to you electronically for Level 0 – Trust-Controlled Accounts through NSCC systems and pursuant to this Agreement shall satisfy the delivery obligations as outlined under the Securities Exchange Act of 1934, as amended, and, as such, we have your informed consent to stop delivering Customer statements in paper form, and to suppress the following paper media going forward:

●	Daily Account Maintenance Confirmations
●	Daily Change of Address Notices
●	Shareholder Investor Statements
●	Tax Reporting

NOTICES AND COMMUNICATIONS: All communications from you should be addressed to us at 2005 Market Street, 4th Floor, Philadelphia, PA 19103. Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at the address set forth below. Each of us may change the address to which notices shall be sent by notice to the other in accordance with the terms hereof.

Bank/Trust Address for Notices and Communications:

TERMINATION: This Agreement may be terminated by either party at any time by written notice to that effect. This Agreement will terminate without notice upon the appointment of a trustee for you or in the event of any act of insolvency by you.
AMENDMENT: This Agreement may be amended or revised at any time by us upon notice to you and, unless you promptly notify us in writing to the contrary, you will be deemed to have accepted such modifications.
GENERAL: Your acceptance hereof will constitute an obligation on your part to observe all the terms and conditions hereof. In the event you breach any of the terms and conditions of this Agreement, you will indemnify us, the Funds and our affiliates for any damages, losses, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to such breach, and we may offset such damages, losses, costs and expenses against any amounts due to you hereunder. Nothing contained herein shall constitute you, us and any dealers as forming an association or partnership, and, in the event that any transfer tax or liability is asserted or assessed against the Fund, or us, or upon any one or more of the selected dealers party to an agreement with us based upon the claim that the selected dealers or any of them constitute a partnership, an unincorporated business or other separate entity, you shall be liable for any amounts otherwise owing to us or the Funds for your portion of any such transfer tax or other liability. All references in this Agreement to the “Prospectus” of a Fund refer to the then current version of the Prospectus and includes the Statement of Additional Information incorporated by reference therein and any supplements thereto. This Agreement supersedes and replaces any prior agreement between us and you with respect to your purchase and sale of Fund shares. This Agreement is not assignable or transferable by a party without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one in the same instrument. Each party acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties may enter into similar agreements with other entities. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions. Each of the provisions set forth in this Paragraph shall survive termination of this Agreement.

Please confirm your acceptance of this Agreement by executing two copies of the Agreement and returning them to us. Once executed by DDLP, a duplicate copy will be sent to you to keep with your records. Your execution of this Agreement signifies your acknowledgment that any orders for Fund shares placed by you, on behalf of your Customer(s), during the effectiveness of this Agreement, are subject to all the applicable terms and conditions set forth in this Agreement, and confirms your agreement to pay for the shares, as agent for your Customer(s), at the price and upon the terms and conditions stated in this Agreement. In addition, you confirm that you have had the opportunity to review the Prospectuses relating to the Fund shares and you acknowledge that, in executing this Agreement, you have relied on such Prospectuses and not on any other statement(s) whatsoever, written or oral.

DELAWARE DISTRIBUTORS, L.P.

By:

Name:

Title:

Date:
(BANK/TRUST)

By:

Name:

Title:

Date: